Exhibit 99.1

diaDexus, Inc. Extends Loan Facility with Comerica Bank

Extends Interest-Only Payment Period by 12 months and Lowers Future Principal Payments

SOUTH SAN FRANCISCO, Calif., September 13, 2012 — diaDexus, Inc. (OTCQB: DDXS), a company focused on the development and commercialization of proprietary cardiovascular diagnostic products, today announced that it has entered into an agreement to modify the terms of its existing $5 million loan facility with Comerica Bank. The modified terms of the agreement extend the interest-only payment period for an additional 12 months through September 23, 2013. The modification also reduces the monthly principal payments offset by an increase in the final payment on September 23, 2016.

Brian Ward, Ph.D., President and Chief Executive Officer of diaDexus, Inc., commented, “The successful restructuring of this loan underscores our long partnership with Comerica and the continued strength of our business. We achieved solid financial results in the second quarter of 2012, including record sales and modest cash use and we remain confident in our ability to drive growth through our leveraged sales model with our cardiovascular specialty laboratory partners.”

Jeff Chapman, SVP and Head of Life Sciences at Comerica, said, “diaDexus has made great strides with eight consecutive quarters of year-over-year revenue growth from expanding the adoption of the PLAC test, which has the potential to help physicians reduce the risk of cardiovascular disease for their patients.”

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, is focused on the development and commercialization of proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company’s PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and is manufacturing the PLAC Test for Lp-PLA2 Activity on-site. For more information, please visit the company’s website at www.diaDexus.com.

About Comerica Bank’s Technology and Life Sciences Division

Comerica Bank’s Technology and Life Sciences Division is one of the nation’s leading technology banking practices, offering a wide range of financial services tailored to corporate customers, entrepreneurs and professionals. Veteran bankers provide credit and financial services and products to young, growing, professionally backed technology and life sciences companies, as well as their more mature counterparts. The Technology and Life Sciences Division serves all major U.S. technology centers from offices coast-to-coast and its headquarters in Palo Alto, California. Comerica Bank is a subsidiary of Comerica Incorporated (NYSE: CMA), a financial services company that is among the 25 largest U.S. banking companies. For more information, visit www.comerica.com.